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                                                                 EXHIBIT 10.14

                                 EMPLOYMENT CONTRACT


         THIS AGREEMENT ("Agreement"), is made by and between NATIONAL CONVENIENCE STORES INCORPORATED, a Delaware corporation ("Company"), and V. H. VAN HORN ("Van Horn").

         WHEREAS, the Company desires to engage the personal services of Van Horn as President and Chief Executive Officer, and

         WHEREAS, Van Horn desires to be employed by the Company as President and Chief Executive Officer;

         NOW, THEREFORE, the Company and Van Horn do covenant and agree as follows:

         (1) Employment. The Company hereby agrees to employ Van Horn, and Van Horn hereby agrees to accept employment with the Company at Houston, Texas, subject to the terms and provisions of this Agreement. Van Horn shall not be required to relocate or move his home from Houston, Texas.

         (2) Duties. Van Horn is presently President and Chief Executive Officer of the Company. While it is recognized that only the Board of Directors of the Company, as it is constituted from time to time, may elect the President and Chief Executive Officer, nevertheless, it is the intent of the Company and Van Horn that Van Horn perform the duties of President and Chief Executive Officer.

         (3) Extent of Service. Van Horn agrees to devote his time and energies to the business of the Company consistent with past practice, and shall not, during the term of this Agreement, be engaged in any business activity which would interfere or prevent Van Horn from carrying out his duties under this Agreement; but this shall not be construed as preventing Van Horn from investing his assets in such form or manner as will not require any services on the part of Van Horn in the operation of the affairs of any company in which such investments are made.

         (4) Term. The term of employment shall begin on July 1, 1994 and end on June 30, 1999.

         (5) Compensation. As compensation for his services to the Company during the term of this Agreement, Van Horn shall receive salary, bonus and fringe benefits as follows:

         (a) Salary. The Company shall pay to Van Horn a minimum salary of not less than Four Hundred Twenty Thousand Dollars ($420,000.00) per year. Any earnings over this minimum in one year will not be applied to the minimum due in any subsequent year. Such salary shall be paid in periodic installments as the Company and Van Horn shall agree.

         (b) Bonus. The Company shall provide Van Horn each year a bonus opportunity which shall be based on the performance of the Company. The bonus opportunity for Van Horn shall never be less than Two Hundred Thousand Dollars ($200,000.00) per annum.
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         (c)     Additional Compensation.  As further compensation, Van Horn shall be entitled to participate in any other bonuses, profit sharing plans, stock option agreements, or any other fringe benefits offered to other employees and officers of the Company.

         (6) Working Facilities. Van Horn shall be furnished such offices, administrative staff, stenographic help and such other facilities and services as are suitable to his position and adequate for the performance of his duties.

         (7) Expenses. Van Horn is authorized to incur reasonable expenses in promotion of the business of the Company, including expenses for entertainment, travel and other items. The Company will reimburse Van Horn for all such valid expenses upon the presentation by Van Horn, from time to time, of an itemized account of said expenditures.

         (8)     Termination.

         (a) If, during the time of this Agreement, Van Horn breaches his duties as set forth in Paragraph 3 by gross or willful neglect of such duties and responsibilities, the Company may, after thirty (30) days' notice in writing to Van Horn, terminate this Agreement for cause, and thereupon the Company shall be obligated to pay Van Horn only his compensation or pro rata part thereof which has accrued up to the date of termination.

         (b) If, prior to the termination of this Agreement by its own terms, Van Horn should be removed as President and Chief Executive Officer of the Company or otherwise relieved of his responsibilities under this Agreement by the Company acting without cause as provided in subparagraph 8(a) above, then at the election of Van Horn, this Agreement shall be deemed terminated as of the date thereof, and Van Horn shall thereafter have no further obligation to the Company.

         (c) In the event of termination under subparagraph 8(b) above, Van Horn shall continue to receive compensation until the expiration of the term of this Agreement, as follows:

                 (i)      The salary provided under subparagraph 5(a); and,

                 (ii) Van Horn shall receive a bonus each year during the remaining term of the Agreement each of which shall be equal to the average amount of the bonuses paid to Van Horn during the Company's fiscal year 1993 and fiscal year 1994.

         9. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Since this contract is a contract for personal services, Van Horn may not assign this contract in whole or in any part.





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         10.     Entire Agreement.  The Agreement constitutes the entire
understanding and agreement between the Company and Van Horn and supersedes all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

         11. Choice of Law. This Agreement shall be governed by the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 25th day of July, 1994, but effective from and after the 1st day of July, 1994.

                                             NATIONAL CONVENIENCE STORES
                                              INCORPORATED
ATTEST:



___________________________________          ________________________________
Janice L. Ivey                               A. J. Gallerano
Assistant Secretary                          Senior Vice President


                                             V. H. VAN HORN



                                             ________________________________
                                             V. H. Van Horn





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